EXHIBIT 21.1
                                          NEXTHEALTH, INC.
                                        SUBSIDIARY SCHEDULE


Subsidiaries                  State of Incorporation        Doing Business As
-------------                 ----------------------        -----------------
Sierra Tucson, Inc.                Arizona

Sierra Tucson AC, Inc. (STAC)      Arizona

Sierra Tucson Educational
 Materials, Inc. (STEM)            Arizona

Onsite Workshops,Inc.(inactive)    Arizona

Sierra Healthstyles, Inc.          Arizona                       Miraval

NextHealth Water Resources, Inc.   Arizona

Hilton Head Health
 Institute, Inc. (inactive)        Arizona

Sierra Tucson, LLC                 Delaware                 Sierra Tucson